Exhibit 99.1

Applied DNA Sciences Signs New Licensing Agreement with Himatsingka America.

New Agreement to Empower Large Scale Supply Chain Security within the Cotton Industry

STONY BROOK, N.Y. June 27th, 2017: Applied DNA Sciences, Inc. (“Applied DNA,” “the Company,” NASDAQ: APDN), is pleased to announce the signing of a new licensing agreement with Himatsingka America, Inc. (“Himatsingka”, “HAI”), which is a part of the Himatsingka Group.

“This new agreement represents a strengthened partnership between Applied DNA and Himatsingka, as both companies are committed to meeting the need for supply chain traceability, transparency and trust within the cotton industry. Applied DNA is looking forward to continuing to work with the Himatsingka Group, and we are excited at the opportunity to expand market awareness and implement the technology into additional cotton supply chains.” stated Dr. James A. Hayward, President and CEO of Applied DNA.

Commenting on the development, Shrikant Himatsingka, the Managing Director & CEO - Himatsingka Group, said: “We look forward to taking the Applied DNA technology platform global and continuing to bring cutting edge track and trace capabilities to benefit stakeholders across the cotton value chain. The Himatsingka Group will leverage its world-class manufacturing and distribution capabilities to ensure that these innovations by Applied DNA find their place across global shelves and penetrate new categories of products.”

About Himatsingka America

Himatsingka America is a part of The Himatsingka Group. The Himatsingka Group is a vertically integrated home textile major with a global footprint. On the manufacturing front, the group operates one of the largest capacities in the world for producing bed linen, ultrafine count cotton yarn, drapery and upholstery products. Spread across Asia, Europe and North America, its retail and wholesale distribution divisions carry some of the most prestigious brands in the home textile space and caters to private label programs of major retailers across these geographies.

About Applied DNA

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics and therapeutics.

We make life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-based “CertainT™” platform can be used to identify, tag, test, and track products, to help assure authenticity, origin, traceability, sustainability and quality of products. SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, BackTrac™ and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track-and-trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. Applied DNA Sciences is also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

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Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 6, 2016, and our subsequent quarterly reports on Form 10-Q filed on February 9, 2017, and May 11, 2017 which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay Hurry, LHAI,  212-838-3777

media contact: Angie Mathews, CGPR, 714-768-1140

program contact: MeiLin Wan, 631-240-8849

web: www.adnas.com

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